Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated April 22, 2021, with respect to the financial statements of Genenta Science S.p.A. (formerly Genenta Science S.r.l.) as of December 31, 2020 and 2019, and for the two years then ended, appearing in the Registration Statement on Form F-1 (Reg. No. 333- 260923), as amended, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 14, 2021